SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2015

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23‑2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On April 24, 2015, USA Technologies, Inc. (the "Company"), JPMorgan Chase Bank, N.A. (“Member”), and Paymentech, LLC ("Chase Paymentech") entered into a Third Party Payment Processor Agreement (the "Agreement"). The term of the Agreement is for five years, and is automatically renewed for consecutive one-year periods unless terminated by Chase Paymentech or the Company upon at least 30-days’ notice prior to the end of the initial or any renewal term.

Pursuant to the Agreement, Chase Paymentech, through the Member, will act as the provider of credit and debit card transaction processing services (including authorization, conveyance and settlement of transactions) to the Company and its customers. The Agreement applies only to transactions generated in the United States. The Agreement provides that Chase Paymentech will act as the exclusive provider of transaction processing services to the Company and its customers for at least 250,000,000 transactions per year.

The Agreement states that the Company assumes full financial liability to Chase Paymentech for transactions submitted to Chase Paymentech on behalf of the Company’s customers as well as for any disputed transactions. The Company is also responsible to Chase Paymentech for its and its customers’ compliance with all rules and requirements of the credit and debit card providers, including Visa and MasterCard, and applicable legal requirements in connection with the processing of the transactions.

The Company will pay Chase Paymentech the fees and charges set forth in the Agreement. These include the fees and charges of Chase Paymentech as well as the charges, fees and assessments of the credit and debit card providers. The Agreement provides that Chase Paymentech may modify the pricing for its services upon 30-days’ notice, and in connection with certain such increases, the Company has the right to terminate the Agreement upon 120-days’ notice.

The Company anticipates that it will commence processing transactions under the Agreement within the next sixty (60) days, and that its existing processing agreement with Elavon, Inc. will be terminated at that time.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: April 30, 2015	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer